Exhibit 2.1.1

Amendment no. 3 to the Master Agreement

General Motors Holdings LLC
300 Renaissance Center
Detroit, MI 48265, United States

Peugeot S.A.
7 rue Henri Sainte-Claire-Deville
CS 60125 – 92563 Rueil-Malmaison Cedex, France

October 30, 2017

Reference is made to that certain Master Agreement dated as of March 5, 2017, as amended from time to time (together with all Exhibits, schedules and attachments thereto, the “Agreement”) by and between General Motors Holdings, LLC, a limited liability company organized under the laws of the State of Delaware, with its principal office at 300 Renaissance Center, Detroit, MI 48265, United States (“General Motors”) and Peugeot S.A., a French société anonyme with its registered office at 7 rue Henri Sainte-Claire Deville, CS 60125 - 92563 Rueil-Malmaison Cedex, France, registered with the commercial register of Nanterre under identification number 552 100 554 (the “Buyer” and, together with General Motors, the “Parties”) which forms part of the Reference Deeds to which reference is hereby made. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

By signing this letter (the “Amendment No. 3”), the Parties agree that:

1.
Notwithstanding anything to the contrary in Section 10.1(b)(iv) of the Agreement, the Second Closing shall take place on October 30, 2017 and, as a result, the Second Closing Date shall be the expiry of October 31, 2017 at 24:00 hours CET;

2.
any action (including any foreign exchange risk hedging transaction or the incurrence of any indebtedness by GMAC Banque S.A. used to pay for any of the Fincos Shares) or omission by GMAC Banque S.A., or by any Finco at the direction or request of the Buyer or the Financial Partner and/or any of their respective Affiliates (other than any such action taken with the prior written consent of General Motors) from (and including) completion of the capital increases reserved for BNP Paribas Personal Finance SA, on the one hand, and Banque PSA Finance SA, on the other hand (the “Capital Increases”), until the expiry of October 31, 2017, 24:00 hours CET, shall not be taken into account to calculate the Fincos Book Value and shall have no impact on the Fincos Purchase Price. For the avoidance of doubt, the Capital Increases shall not be taken into account to calculate the Fincos Book Value and shall have no impact on the Fincos Purchase Price;

3.	the Pension Plans listed on Exhibit A to this Amendment No. 3 are added to the corresponding section of Exhibit E to the Agreement;

4.
the Parties acknowledge and agree that no Fincos were transferred at the First Closing, and therefore (i) there shall be no Third Estimated Pension Closing Payment Amount and (ii) the Final Pension Amount in respect of the Third Pension Closing Payment Amount shall be zero. All Estimated Pension Closing Payment Amounts relating to the Fincos (including all German Fincos) shall be calculated in accordance with Exhibit E and included in the Fourth Estimated Pension Closing Payment Amount, which shall be settled in full (i.e. including the excess of the Fourth Estimated Pension Closing Payment Amount over the Buyer Restricted Fourth Pension Amount) by wire transfer of immediately available funds on the Second Closing by General Motors or the relevant Fincos as contemplated in Section 10.3 of the Agreement, as amended by this Amendment No 3. All Pension Closing Payment Amounts (as calculated in accordance with Exhibit E) relating to the Fincos (including the German Fincos) shall be part of the Fourth Pension Closing Payment Amount;

5.
in accordance with Section 6.9(b)(i) of the Agreement, Exhibit B to this Amendment No. 3 sets forth a list, by country and by Pension Plan, of the jointly determined Agreed Pension Vehicles for the Finco Pension Plans and the relevant portion of the Buyer Restricted Fourth Pension Closing Amount allocated to the respective Finco Pension Plan for which such Agreed Pension Vehicle is established;

6.
in accordance with Section 6.9(b)(i) of the Agreement, the Agreed Pension Vehicles List shall include the Agreed Pension Vehicles set forth in Exhibit 6.9(b)(i) to the Agreement and Exhibit B to this Amendment No. 3; it being understood that, for the avoidance of doubt, Sections 6.9(b)(ii) – (x) and Section 6.9(d) of the Agreement apply accordingly for any Agreed Pension Vehicles for the Finco Pension Plans;

7.
to the extent that Agreed Pension Vehicles listed in Exhibit B to this Amendment No. 3 have not been established by the Second Closing Date, as contemplated by the first sentence of Section 6.9(b) of the Agreement, General Motors shall place the relevant portion of the Buyer Restricted Fourth Pension Closing Amount into the escrow account established by that certain escrow deed by and among Deutsche Bank AG, as escrow agent, General Motors, Banque PSA Finance S.A. and BNP Paribas Personal Finance (the “Finco Pension Escrow Account Agreement”, a copy of which forms part of the Amendment No. 3 Reference Deed to which reference is hereby made)) for which, for the avoidance of doubt, Sections 6.9(b)(i) – (x) and Section 6.9(d) of the Agreement shall apply mutatis mutandis and with each reference therein to the Pension Escrow Account Agreement read as also including the Finco Pension Escrow Account Agreement. For the avoidance of doubt, Sections 10.3(b) and (c) of the Agreement are, with respect to the relevant portions of the Buyer Restricted Fourth Pension Closing Amount, subject to the provisions of Section 6.9(f) of the Agreement. For the avoidance of doubt, the amount of cash placed in the escrow account established by the Finco Pension Escrow Account Agreement by or on behalf of General Motors (including any cash amounts released from the escrow account to the Fincos in accordance with the Finco Pension Escrow Account Agreement) shall not be taken into account to calculate the Fincos Book Value and shall have no impact on the Fincos Purchase Price;

8.
for the avoidance of doubt, if, upon termination of the escrow account established by the Finco Pension Escrow Account Agreement, residual amounts are transferred to GMAC Banque S.A., such amounts shall be used exclusively for the purpose described in Section 6.9(d) of the Agreement;

9.
notwithstanding Section 10.3(b)(ii) of the Agreement (i) on the Second Closing, General Motors shall pay or cause to be paid the excess of the Fourth Estimated Pension Closing Payment Amount over the Buyer Restricted Fourth Pension Closing Payment Amount (calculated based on the Fourth Estimated Pension Closing Payment Amount), as applicable, to GMAC Banque S.A. by wire transfer of immediately available funds and (ii) such excess payment by General Motors shall be treated as a reduction of the Fincos Purchase Price; provided, however, that this sentence shall not reduce any amounts to be paid to General Motors or its Affiliates at the Second Closing (including as a result of any adjustment to the Fincos Purchase Price following the Second Closing pursuant to Section 3.3 of the Agreement). The excess of any Final Pension Amount in respect of the Fourth Pension Closing Payment Amount over the Fourth Estimated Pension Closing Payment Amount shall be paid by General Motors in accordance with Section 3.3(b) and Part 4 of Exhibit E of the Agreement, provided that (i) with respect to any payments to Buyer to be made by General Motors in accordance with Part 4 of Exhibit E, such payments shall be made to GMAC Banque S.A., and (ii) such payments to GMAC Banque S.A. shall be treated as a reduction of the Fincos Purchase Price; provided, however, that this sentence shall not reduce any amounts to be paid to General Motors or its Affiliates at the Second Closing (including as a result of any adjustment to the Fincos Purchase Price following the Second Closing pursuant to Section 3.3 of the Agreement);

10.
the Parties hereby agree and acknowledge that upon receipt of any funds by GMAC Banque S.A. for an Agreed Pension Vehicle to be funded by another Finco from the escrow account established by the Finco Pension Escrow Account Agreement, Buyer shall cause such funds to be contributed to such other Finco that has established the relevant Agreed Pension Vehicle, and Buyer shall procure that such other Finco shall, upon receipt, promptly deposit such funds into the relevant Agreed Pension Vehicle. Buyer hereby agrees that if a Finco receives funds from the Escrow Agent directly, Buyer shall cause such Finco to deposit such funds into the relevant Agreed Pension Vehicle;

11.
the Parties hereby agree and acknowledge that General Motors shall, pursuant to Section 10.3(c) of the Agreement, before the Second Closing Date, cause the payment of the Buyer Restricted Fourth Pension Closing Amount in respect of the German APVs to be made by debt incurred by the relevant Fincos (namely Opel Bank GmbH, GMF Germany Holdings GmbH, Opel Leasing GmbH, GM Financial GmbH and General Motors Financial International BV), the proceeds of which shall be transferred to the relevant German APV; provided, that the difference between the absolute amounts of (i) the Fincos Purchase Price and (ii) the portion or the full amount (as applicable) of the Fourth Pension Closing Payment Amount to be paid directly by General Motors, shall be the same as compared to the difference which would have resulted from the direct funding by General Motors of the German APVs on behalf of the Fincos pursuant to Section 10.3(c);

12.
for the avoidance of doubt, any deferred tax asset relating to the pension liabilities related to the Fincos allocated to the (i) Agreed Pension Vehicles or (ii) Pension Funds, shall be excluded from the assets of such Agreed Pension Vehicles or Pension Funds, as applicable, and shall be included for purposes of calculating the Fincos Book Value. In the event that (i) any pre-Second Closing payments that relate to the pension liabilities related to the Fincos and that have been paid to the Agreed Pension Vehicles or the Pension Funds, or (ii) any payments related to the Fourth Pension Closing Payment Amount paid to the Agreed Pension Vehicles or Pension Funds of the Fincos are lower than the amount of pension liabilities in the Closing Accounts (before such funding of the Agreed Pension Vehicles or Pension Funds and the off-setting against the pension liabilities thereby), and either (i) or (ii) triggers a loss of, or a reduction in the amount of, any deferred tax asset included for the purposes of calculating the Fincos Book Value, then the Fincos Purchase Price shall be reduced to the extent of such loss or reduction;

13.
For the avoidance of doubt, claims for cash payments to be made by AOAG to the relevant Finco or by the relevant Finco to AOAG pursuant to the profit and loss profit agreement (in accordance with Section 8.3(b)(i) of the Agreement) shall not be taken into account in the Fincos Book Value;

14.	the Reorganization Transaction described in Exhibit 6.4(a)(ii)-Item 13 to the Agreement is hereby amended as follows:

Transaction	Description
13
General Motors will:
(a)    cause GMAC Continental Corporation to sell its interests in GMAC Financial AB to GMF Europe Holdco Limited;
(b)    cause General Motors Financial Company, Inc. to sell one share of GMAC Continental Corporation to GMF Europe Holdco Limited; and
(c)    convert GMAC Continental Corporation from a Delaware entity into a Luxembourg entity (with continuity of personality) and then convert that Luxembourg entity into a Belgian entity (with continuity of personality, and changes its name to Opel Finance BVBA).

o	References to “GMCC” throughout the Agreement are changed, as the case may be, in such a way that they shall refer to Opel Finance BVBA following its conversion into a Belgian entity.

o	Item 7 of the Direct Share Transfers table in Exhibit 4.4(a) to the Agreement is amended to read as follows:

#	Target Group Company	Jurisdiction	Seller	Number of Shares/Partnership Interest Held by Respective Seller	Percentage Ownership Held by Respective Seller	Entity Type
7.	GMAC Banque S.A.	France	GM Financial Company, Inc.	212,893 (increased to 212,978 as of the Second Closing to reflect purchases from minority shareholders)	99.09% (increased to 99.13% as of the Second Closing to reflect purchases from minority shareholders)	Finco

o	Item 12 of the Direct Share Transfers table in Exhibit 4.4(a) to the Agreement is amended to read as follows:

#	Target Group Company	Jurisdiction	Seller	Number of Shares/Partnership Interest Held by Respective Seller	Percentage Ownership Held by Respective Seller	Entity Type
12.	Opel Finance BVBA[14]	Belgium	GM Financial Company, Inc.	999	99.9%	Finco
14 This entity is currently known as GMAC Continental Corporation (a Delaware corporation). As part of a Reorganization Transaction, it will migrate from Delaware to Luxembourg and then migrate from Luxembourg to Belgium at which time it will be renamed Opel Finance BVBA.

o	New line item no. 50 is added to the Indirect Share Transfers table in Exhibit 4.4(a) to the Agreement:

#	Target Group Company	Jurisdiction	Shareholder/Partner	Number of Shares/Partnership Interest Held by Respective Shareholder/Partner	Percentage Owned	Entity Type
50.	Opel Finance BVBA	Belgium	GMF Europe Holdco Limited	1	0.1%	Finco

o
In Exhibit 4.4(d) “Branches of Target Group Companies” to the Agreement, the references in line item no. 2 and line item no. 4 to “GMAC Continental Corporation” are changed in such a way that they refer to Opel Finance BVBA. Footnote 19 is changed to read: “Pursuant to item 13 of Exhibit 6.4(a)(ii) and as part of the Reorganization Transactions related to GMAC Continental Corporation (name changing to Opel Finance BVBA), General Motors will legally close the Greek branch (it being understood that any liability or claim relating to such Greek branch will be assumed by Opel Finance BVBA).”

o	Item 9 of the Direct Share Transfers table in Exhibit 4.4(a) to the Agreement is amended to read as follows:

Direct Share Transfers
#	Target Group Company	Jurisdiction	Seller	Number of Shares/Partnership Interest Held by Respective Seller	Percentage Ownership Held by Respective Seller	Entity Type
9.	GM Financial Real Estate GmbH & Co. KG	Germany	GM Financial Company, Inc. Limited Partner	Capital contribution (Gesellschafterkonto) of EUR 600	6%	Finco

o	Item 34 of the Indirect Share Transfers table in Exhibit 4.4(a) to the Agreement is amended to read as follows:

Indirect Share Transfers
#	Target Group Company	Jurisdiction	Shareholder/Partner	Number of Shares/Partnership Interest Held by Respective Shareholder/Partner	Percentage Owned	Entity Type
34.	GM Financial Real Estate GmbH & Co. KG	Germany	Opel Leasing GmbH (General Partner)	Capital contribution (Gesellschafterkonto) of EUR 9,400	94%	Finco

15.	A new line item no. 16 is added to the Reorganization Transactions in Exhibit 6.4(a)(ii) to the Agreement:

Transaction	Description
16	GMAC Continental Corporation will sell its 0.0002% interest in GMAC Servicios SAS to GM Financial Colombia Holdings LLC (a Sellers’ Retained Group Company).

This Amendment No. 3 is an integral part of the Agreement. Except as amended hereby, the Agreement shall continue in full force and effect and shall otherwise be unaffected by this Amendment No. 3. The provisions of Sections 17.3, 17.4, 17.14 and 17.16 of the Agreement are incorporated herein by reference and shall apply to the terms of this Amendment No. 3 and the Parties mutatis mutandis.